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Douglas Emmett, Inc.
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Douglas Emmett
ISS Report Response Sheet
May 20, 2019

We would like to address some concerns raised by ISS in its recent report. (Unfortunately, ISS does not provide a forum for dialog about its concerns.) Our CEO’s 2018 pay, which is unchanged from 2017, is appropriate given the factors summarized in our proxy statement, such as our strong FFO and AFFO growth, continued low G&A and leasing costs, and strong alignment between his pay and our total stockholder return. Moreover, ISS’s report rates us as among the best on environmental and social factors (p. 9).
The ISS report acknowledges that:

• Our compensation structure in 2018 was unchanged, having been approved by our stockholders and earning favorable recommendations from ISS for many years.
• Our CEO’s pay in 2018 was not increased from 2017, effectively resulting in a relative decrease in compensation compared to the estimated 5% increase in CEO pay for our Benchmark Group.[1]
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Our CEO’s pay in 2018 continued to be aligned with performance. The ISS report concluded that our CEO’s pay is aligned with our performance (as reflected in the chart at right from p. 16), with “low” quantitative concern about that compensation alignment (p. 16).

• ISS specifically acknowledges that our financial metrics improved in 2018, “including revenue, net income, EPS, ROE, and ROIC” (p. 19). Indeed, in 2018 we grew our FFO by 12.7% and our AFFO by 7.4%.
To justify its changed recommendation, ISS mostly cites items that have not changed for many years:

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Our CEO’s compensation continues to be based on a qualitative analysis of performance against a set of goals set by our Compensation Committee at the beginning of each year. ISS’s data shows that our Compensation Committee has properly exercised that discretion to align pay with performance over many years, but ISS objects to the mere existence of any discretion even if properly exercised. That policy is misguided. Mechanical formulas may simplify ISS’s own analysis, but they can be manipulated, have unintended consequences and actually increase misalignment. In contrast, our Compensation Committee believes that its discretion allows it to evaluate the totality of management performance, including risks taken.

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Our COO continues to be paid the same as our CEO, although ISS does not state why this has now become a problem. It has not resulted in excessive G&A; to the contrary, our G&A in 2018 was only 4.4% of revenues, lower than 20 of the 21 peers selected by ISS and DEI, and much less than the 7.8% average for our office REIT peers. In addition, ISS values our LTIP grants as if they were common stock, ignoring the inherent differences recognized by GAAP and by independent appraisals.

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Oddly, ISS complains about a car allowance that has been in place for decades, even though our CEO received a total of only $37,413-- 0.03% of his compensation--from all perquisites in 2018, an amount not only consistent with past years but less than half of the median of our peer group (p. 14).

Two things cited in the ISS report have recently changed:

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Our one-year TSR in 2018 was adversely affected by a temporary decline in our stock price at the end of 2018. Since that dip, our stock price has more than recovered, rising over 26%, strongly outpacing our peer group average (up 19%) and almost lapping the Russell 3000 increase (up 14%). However, even using our depressed TSR at the end of 2018, ISS found that our CEO’s pay continues to be aligned with our performance.

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In 2017, our stockholders rejected an ISS recommendation that they vote against the reelection of our Governance Committee members (ISS is making a similar recommendation this year). ISS objects to any requirement that a proposal have at least minimal stockholder support before wasting the time and expense of a stockholder vote. In adopting the SEC’s 3% proxy access standard, our Board struck a balance that avoids extraneous proposals from special interests while not creating a material barrier to proposals with any meaningful support. Based on recent filings, almost half of our stock is held by stockholders who individually hold more than 3% of our stock, and an overwhelming majority of our stock is held by stockholders who could form a group of 20 to reach a 3% threshold. Our Board continues to recommend a vote for the members of our Governance Committee.

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1Source: FTI Consulting, Inc.